Exhibit 99.1

Rosetta Resources Inc. Acquires Oil-Rich Assets in Permian’s Delaware Basin Adding Significant Capital Project Inventory

•	Provides new basin entry in Permian and access to oil-weighted multi-pay areas

•	Adds 40,200 net acres in Delaware Basin delineated Wolfbone play

•	Expands capital project inventory by approximately 1,300 gross drilling locations

•	Adds 13,100 net acres with multiple exploratory opportunities in Midland Basin

•	Accretive to cash flow per share in 2014

HOUSTON, TEXAS, Mar. 15, 2013 (GLOBE NEWSWIRE) -- Rosetta Resources Inc. (Nasdaq: ROSE) (“Rosetta” or the “Company”) today announced it has entered into a definitive agreement to acquire Permian Basin assets from Comstock Resources, Inc. (NYSE:CRK) (“Comstock”) for a purchase price of approximately $768 million, subject to customary closing adjustments.

The acquisition covers 53,306 net acres (87,373 gross) located in Reeves and Gaines counties in West Texas.  The Reeves County assets located in the Delaware Basin include 40,182 net acres and 74 producing (52 operated) primarily Wolfbone wells. Total current net production is approximately 3,300 barrels of oil equivalent per day (Boe/d) of which more than 73 percent is oil.  Rosetta projects significant growth potential for the area based on an estimated 1,300 gross, or nearly 800 net well locations targeting the Wolfbone on 40-acre vertical well spacing.  The Company estimates total net risked resources potential of 145 million barrels of oil equivalent (MMBoe) of which 67 percent is oil and 82 percent liquids.  Potential upside also exists from further vertical well down-spacing and potential horizontal drilling, including the Wolfcamp formation, none of which is currently included in the resource estimate.  Rosetta would be the operator of the majority of the Reeves County assets.

The Gaines County assets located in the Midland Basin cover 13,124 net acres and are currently un-delineated.  Potential exists for multiple exploratory opportunities in the area.  The Company’s resource estimate for the Permian Basin acquisition excludes potential future resources from the Gaines County acreage.

“This oil-targeted acquisition is an important next step in Rosetta’s strategy to pursue new growth opportunities and build our inventory of long-lived, oil-rich resource projects.  These assets complement our Eagle Ford properties and are a good fit with the experience and technical knowledge of our operations team,” said Jim Craddock, chairman, CEO and president.  “This transaction provides entry into the prolific Permian Basin with both existing production and strong growth potential in proven delineated areas as well as prospective exploration targets on undeveloped acreage.  The addition of new capital project inventory provides competitive options as we prepare to deploy the free cash flow generated by our Eagle Ford assets.”

The transaction is effective as of January 1, 2013 and is expected to close on or about May 15, 2013.  The transaction is subject to title and environmental due diligence and other customary closing conditions.  The Company has secured an additional $700 million of committed financing for the transaction with the potential of accessing the capital markets prior to closing.

RBC Richardson Barr served as financial advisor to Rosetta on this transaction.

Further information regarding the Permian Basin acquisition will be discussed during a conference call on Friday, March 15, 2013, at 9:00 a.m. Central Time, with an accompanying presentation.  The conference call will broadcast live over the internet and instructions for listening to the call are shown below.

What:	Rosetta Resources Inc. Permian Basin Acquisition Conference Call
When:	Friday, March 15, 2013 at 9:00 a.m. Central, 10:00 a.m. Eastern
Where:	http://www.rosettaresources.com
How:	Conference Call – Dial (877) 293-5486 or listen live over the Internet via our website at the address above.

If you are not able to participate in the conference call, an audio replay will be available from March 15, 2013, 2:00 p.m. Central, through March 22, 2013, 11:59 p.m. Central, by dialing (855) 859-2056, or for international (404) 537-3406, and entering conference code 23906219. A replay of the conference call may also be found on the Company’s website, www.rosettaresources.com.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford area in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is based in Houston, Texas.

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Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties, including the risk that the transaction with Comstock may not close, and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, as well as in new areas as a result of the Comstock transaction; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets to be acquired from Comstock; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); changes in commodity prices that were not anticipated in the acquisition of the assets and operations from Comstock; industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

References to quantities of oil or natural gas may include amounts that the Company believes will ultimately be produced, but are not yet classified as “proved reserves” under SEC definitions. We use the term "net risked resources" to describe the Company's internal estimates of volumes of natural gas and oil that are not classified as proved developed reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques.  Estimates of net risked resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company.  Estimates of net risked resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:

Don O. McCormack
Vice President, Treasurer and Chief Accounting Officer
Rosetta Resources Inc.
info@rosettaresources.com